BARCLAYS iPATH / SUBCOMMODITIES EMAIL

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

July 14, 2008

SUBJECT:

Access new iPath Commodity ETNs from Barclays

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Gain access to more commodities with iPath® Exchange Traded Notes (ETNs) from Barclays. Now with 21 ETN commodity offerings, our expanded product suite provides you with broad “one-stop” exposure, sector-specific exposure, or narrow exposure to individual commodities:

iPATH COMMODITY ETNs

FOR MORE INFORMATION CLICK HERE >> • Get the Basics of Commodities Brochure • View the Commodities Periodic Table • Download the iPath Product List

BROAD	iPATH ETN BENEFITS

EXISTING ETNs iPath® Dow Jones-AIG Commodity Index Total ReturnSM ETN (DJP) iPath® S&P GSCITM Total Return Index ETN (GSP)	• Cost efficiency[1] • Daily exchange liquidity • Continuous pricing • Definable performance

SECTOR NEW ETNs iPath® Dow Jones-AIG Softs Total Return Sub-IndexSM ETN (JJS) iPath® Dow Jones-AIG Precious Metals Total Return Sub-lndexSM ETN (JJP)

EXISTING ETNs

iPath® Dow Jones-AIG Grains Total Return Sub-IndexSM ETN (JJG)

iPath® Dow Jones-AIG Energy Index Total Return Sub-IndexSM ETN (JJE)

iPath® Dow Jones-AIG Agriculture Total Return Sub-IndexSM ETN (JJA)

iPath® Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM ETN (JJM)

iPath® Dow Jones-AIG Livestock Total Return Sub-IndexSM ETN (COW)

SINGLE COMMODITY

NEW ETNs

iPath® Dow Jones-AIG Cocoa Total Return Sub-IndexSM ETN (NIB)

iPath® Dow Jones-AIG Coffee Total Return Sub-lndexSM ETN (JO)

iPath® Dow Jones-AIG Cotton Total Return Sub-lndexSM ETN (BAL)

iPath® Dow Jones-AIG Sugar Total Return Sub-IndexSM ETN (SGG)

iPath® Dow Jones-AIG Aluminum Total Return Sub-lndexSM ETN (JJU)

iPath® Dow Jones-AIG Lead Total Return Sub-lndexSM ETN (LD)

iPath® Dow Jones-AIG Tin Total Return Sub-Index ETNSM (JJT)

iPath® Dow Jones-AIG Platinum Total Return Sub-lndexSM ETN (PGM)

EXISTING ETNs

iPath® Dow Jones-AIG Natural Gas Index Total Return Sub-IndexSM ETN (GAZ)

iPath® S&P GSCl™ Crude Oil Total Return Index ETN (OIL)

iPath® Dow Jones-AIG Copper Total Return Sub-IndexSM ETN (JJC)

iPath® Dow Jones-AIG Nickel Total Return Sub-IndexSM ETN (JJN)

iPath Commodity ETNs offer access to the returns of popular commodities benchmarks, with cost and logistical advantages not available with most traditional commodity investing approaches. Because commodities have historically low correlations to stocks and bonds, they are an attractive way to diversify portfolios.

For more information on iPath ETNs, call us at 1-877-76-iPATH or view the full iPath product suite.

1-877-76-iPATH (1-877-764-7284) | iPathETN.com

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in singular markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

In addition to factors affecting commodities generally, index components composed of futures contracts on nickel or copper, which are industrial metals, may be subject to a number of additional factors specific to industrial metals that might cause price volatility. These include changes in the level of industrial activity using industrial metals (including the availability of substitutes such as man-made or synthetic substitutes); disruptions in the supply chain, from mining to storage to smelting or refining; adjustments to inventory; variations in production costs, including storage, labor and energy costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally. Index components concentrated in futures contracts on agricultural products, including grains, may be subject to a number of additional factors specific to agricultural products that might cause price volatility. These include weather conditions, including floods, drought and freezing conditions; changes in government policies; planting decisions; and changes in demand for agricultural products, both with end users and as inputs into various industries.

“Dow Jones®”, “AIGSM”, “Dow Jones-AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones-AIG Commodity Index Total ReturnSM”, “Dow Jones-AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones-AIG Aluminum Total Return Sub-IndexSM”, “Dow Jones-AIG Cocoa Total Return Sub-IndexSM”, “Dow Jones-AIG Coffee Total Return Sub-IndexSM”, “Dow Jones-AIG Copper Total Return Sub-Index SM”, “Dow Jones-AIG Cotton Total Return Sub-IndexSM”, “Dow Jones-AIG Energy Total Return Sub-IndexSM”, “Dow Jones-AIG Grains Total Return Sub-Index SM”, “Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Lead Total Return Sub-IndexSM”, “Dow Jones-AIG Livestock Total Return Sub-IndexSM”, “Dow Jones-AIG Natural Gas Total Return Sub-IndexSM”, “Dow Jones-AIG Nickel Total Return Sub-IndexSM”, “Dow Jones-AIG Platinum Total Return Sub-IndexSM”, “Dow Jones-AIG Precious Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Softs Total Return Sub-IndexSM”, “Dow Jones-AIG Sugar Total Return Sub-Index SM”, and “Dow Jones-AIG Tin Total Return Sub-IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones-AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

“Standard & Poor’s”®, “S&P®”, “GSCI®”, “S&P GSCI™.”, “S&P GSCI™ Index”, “S&P GSCI™ Total Return Index”, “S&P GSCI™ Crude Oil Total Return Index” and “S&P GSCI™ Commodity Index” are trademarks or service marks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The S&P GSCI™ Index, the S&P GSCI™ Total Return Index, the S&P GSCI™ Crude Oil Total Return Index, and S&P GSCI™ Commodity Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. or any of its affiliates (“Standard & Poor’s”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI™ Index or any of its subindexes to track general commodity market performance.

©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 6925-iP-0708

• Not FDIC Insured • No Bank Guarantee • May Lose Value

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